Exhibit 99.1

PRESS RELEASE

COMPANY CONTACT  Peggy Reilly Tharp |  Director, Investor Relations  |  770.657.6246

Superior Essex Inc. Reports First Quarter 2008 Results

ATLANTA, GA, May 1, 2008

Superior Essex Inc. (NASDAQ: SPSX) today reported its first quarter 2008 financial results.  For the quarter, Superior Essex reported revenues of $757 million and earnings of $0.37 per diluted share.  These results compare to revenues of $696 million and earnings of $0.45 per diluted share in the first quarter of 2007.

Included in first quarter 2008 diluted earnings per share was $9.6 million in pre-tax facility restructuring charges related primarily to the previously announced North American Magnet Wire factory consolidation project.  Excluding these charges and other special items, adjusted earnings per diluted share* totaled $0.69 for the first quarter of 2008, an increase of 50% over the prior year first quarter adjusted earnings per diluted share of $0.46.

In the first quarter of 2008, Core Business revenues at constant copper* increased 12% vs. the prior year quarter.  The revenue increase in the first quarter of 2008 included the benefit of the three magnet wire acquisitions completed in 2007, along with the positive impact of currency exchange rates in the European operations.  Excluding acquisitions and currency impact, Core Business revenues at constant copper declined approximately 9%, as compared to the first quarter of 2007.

“We are extremely pleased with our first quarter performance, including the benefits from the successful execution of our 2007 acquisitions, which contributed to our 12% constant copper Core Business revenue increase and 50% adjusted EPS growth,” said Stephen M. Carter, chief executive officer of Superior Essex.  “The positive contribution from these acquisitions, combined with sustained benefits from our cost reduction activities, more than offset the impact of weak demand in certain of our end markets and allowed us to exceed our previous earnings guidance.”

* Adjusted earnings per diluted share, adjusted EBITDA and Core Business revenues at constant copper are non-GAAP financial measures.  Please see Financial Measures and Key Operating Metrics for detailed explanations of these terms and the attached tables for reconciliations to the appropriate GAAP measures.

SUPERIOR ESSEX   |   150 Interstate North Parkway   |    Atlanta, GA 30339

770.657.6000  PHONE    |   770.657.6892  FAX   |   superioressex.com

Consolidated First Quarter 2008 Financial Results

The following are highlights of operating results for the three months ended March 31 (dollars in millions, except earnings per share):

	3 months ended 3/31
	2008	2007
Total revenues	$757.2	$695.6
Core Business revenues	$743.0	$623.2
Core Business revenue change (at constant copper)	12%
Adjusted EBITDA*(1)	$39.1	$33.7
Net income	$7.4	$9.2
Earnings per diluted share	$0.37	$0.45
Adjusted earnings per diluted share(1)	$0.69	$0.46

(1) Adjusted EBITDA and adjusted EPS for the three months ended March 31, 2008, exclude $10.1 million in special items.  The major components of the special items include  cash charges of $2.1 million and non-cash charges for accelerated depreciation of $7.5 million related primarily to the closure of the Company’s Magnet Wire manufacturing facility in Vincennes, Indiana.  The non-cash charge for accelerated depreciation is reflected as a component of costs of goods sold in the March 31, 2008, quarterly income statement.

Business Segment Operating Results

The following are financial highlights for the three months ended March 31 (dollars in millions) for: (1) the Communications Cable business segment; (2) the combined global Magnet Wire and Distribution operations, which include our Magnet Wire and Distribution North America, Magnet Wire and Distribution Europe, and Magnet Wire Asia Pacific business segments; and (3) the Copper Rod business segment (see Supplemental Financial Information in the financial tables for further revenue and adjusted EBITDA details on a business segment basis).

Communications Cable

	3 months ended 3/31
	2008	2007
Revenues	$196.5	$216.0
Revenue change (at constant copper)	(11)%
Adjusted EBITDA	$22.9	$21.9

Revenues in the Communications Cable segment declined 11% on a constant copper basis, as compared to the first quarter of 2007.  This decline was principally the result of reduced demand from the major telecommunications customers due to the contraction in residential construction and housing starts.

Despite lower revenues, adjusted EBITDA in the first quarter of 2008 increased 4% year-over-year, due to continued margin expansion from cost efficiencies and product mix improvements.

Global Magnet Wire and Distribution

	3 months ended 3/31
	2008	2007
Revenues	$546.5	$407.2
Revenue change (at constant copper)	23%
Adjusted EBITDA	$22.8	$16.8

First quarter 2008 Global Magnet Wire and Distribution revenues of $546 million increased 23% on a constant copper basis over the first quarter of 2007.  This revenue growth included the benefit of the 2007 magnet wire acquisitions and the impact of favorable currency exchange rates.  On an organic basis (excluding the acquisition and currency benefits), revenues at constant copper declined 8%, reflecting continued weakness in the North American commercial/residential and European industrial end markets, partially offset by increased demand across all regions in the power/energy product lines.

The Global Magnet Wire and Distribution operations reported adjusted EBITDA of $22.8 million, an increase of 36% over the first quarter of 2007.  The increase included the benefit of the 2007 magnet wire acquisitions, partially offset by start-up losses in the Company’s Suzhou, China, operations and the impact of organic volume declines.

Adjusted EBITDA for the first quarter of 2008 excluded $8.0 million in cash and non-cash charges for the North American factory consolidation announced earlier this year.  This project is expected to be completed by the end of 2008 with estimated annual cost savings of $7 to $9 million.

Copper Rod

In 2007, and continuing into 2008, the Company implemented a planned rationalization of its total copper rod production output, which has resulted in a significant reduction of third-party sales of copper rod and an increase in the percentage of production used internally.  As a result, Copper Rod business segment revenues for the first quarter of 2008 were reduced to $14 million as compared to $72 million in the first quarter of 2007.  Revenues from the sale of Copper Rod generally allow for fixed cost recovery at margins that approximate break-even.  In the first quarter of 2008, the Copper Rod business segment incurred charges associated with facility restructuring of $1.4 million (including $1.3 million of non-cash charges for accelerated depreciation recorded as a component of cost of goods sold).

Debt and Cash Flow

The Company reported total debt at March 31, 2008, of $356 million and net debt (debt net of cash and cash equivalents) of approximately $290 million.  For the first quarter of 2008, net debt increased by approximately $40 million.  The increase in net debt was due to higher net working capital resulting from normal seasonal increases, along with the impact of higher copper values.

Stephen Carter’s CEO Comments

“Successful execution and integration of our 2007 acquisitions allowed us to continue to produce revenue and adjusted EPS growth in the first quarter of 2008, despite the persistent slump in key North American commercial/residential and European industrial end markets.  We also benefited from strong demand for our expanded energy/power product lines, which now exceed $600 million in annualized revenues.”

“In the first quarter, we announced plans, and began to take the steps necessary, to consolidate our global Magnet Wire manufacturing base.  This should produce substantial cost efficiencies and provide an opportunity to leverage improved product mix.  The benefits from these actions are expected to be significant and should begin to be realized in late 2008.”

“These cost reduction initiatives, coupled with sustained margin improvements in our Communications Cable business segment, a growing base of Magnet Wire revenues related to the energy end market, and prospects for an ultimate recovery in the North American residential sector make us extremely optimistic regarding margin and earnings growth on a long term basis.”

“For the second quarter of 2008, we expect economic conditions in Europe and North America to remain generally unchanged.  Nonetheless, we should continue to benefit from the 2007 magnet wire acquisitions on a year-over-year basis.  However, this benefit will be to a lesser degree than the first quarter of 2008, due to the timing of the Canadian acquisition, which occurred early in the second quarter of 2007.  All in all, for the second quarter of 2008 we expect to generate increases in both Core Business revenues on a constant copper basis and adjusted EPS, although at a rate below the 12% constant copper revenue growth and 50% adjusted EPS growth achieved in the first quarter of 2008.”

Analyst Call Information

Superior Essex will host an analyst call at 10:00 a.m. (ET), May 2, 2008.  During the call, the Company will discuss earnings results and will provide a general business update.

The dial-in number for domestic financial analysts is (800) 374-2356.  International financial analysts should dial in to (706) 634-6384.  To participate, please dial in a few minutes before the scheduled time.  The media and the public are invited to listen to the call at superioressex.com.

A replay of the call will be available through May 9, 2008, by dialing (800) 642-1687 or (706) 645-9291 and using the following conference ID:  44244609.  A webcast replay will also be archived for a limited period on the Company’s Web site at superioressex.com.

About Superior Essex

Superior Essex Inc., a FORTUNE 1,000 company, is one of the largest wire and cable manufacturers in the world. The Company manufactures and supplies a broad portfolio of wire and cable products for the Communications, Energy, Automotive, Industrial, and Commercial & Residential end-markets. It is a leading manufacturer of magnet wire, fabricated insulation products, and copper and fiber optic communications wire and cable. It is also a leading distributor of magnet wire, insulation and related products. Additional information on the Company can be found on its Web site at superioressex.com.

Forward Looking Statements and Risk Factors

The matters discussed in this news release, including expected results, contain forward-looking statements that involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, general economic, business and industry trends and conditions; fluctuations in the availability and cost of copper and other principal raw materials (including the working capital impact of such fluctuations and our ability to recover such costs) as well as natural gas and freight; changes in spending patterns by the telephone industry; changes in the rate of decline in access lines to homes and businesses; the migration of magnet wire demand to China; intense competition from other manufacturers and from alternative technologies such as fiber optics, wireless and VoIP; losses or gains in sales as customer contracts expire or are renewed or rebid; volume and timing of customer orders; rapid product and technology development; market acceptance of new products and continuing product demand for existing products; significant changes in the amount of our indebtedness; our ability to operate within the framework of our revolving credit facility and senior notes; our ability to achieve anticipated benefits of manufacturing network restructurings, integrate acquired acquisition operations and achieve anticipated benefits; our ability to identify, finance and integrate other acquisitions; our ability to successfully operate and expand our magnet wire business in China; changes in short-term interest rates and foreign exchange rates; any deterioration in our labor relations; and other risk factors detailed in Superior Essex’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2007, and Quarterly Reports on Form 10-Q, all of which we incorporate by reference herein.  Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes except as required by federal securities law.

Financial Measures and Key Operating Metrics

General

We use certain operating and financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP.  A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.  These non-GAAP operating and financial measures are described below.

Revenues at Constant Copper

Due to the impact of differing copper values on revenues in the reported periods, the Company is providing supplemental, non-GAAP sales comparisons at a constant value of copper to aid in analyzing period-to-period net sales.  Presentation of net sales herein for both 2008 and 2007 are adjusted to a $3.00/lb COMEX value for our North American operations (or the equivalent SHME per kilogram value for our Chinese operations) and €4.900 per kilogram for our European operations.  Sales adjusted for a constant value of copper as used by us may not be comparable to similarly titled measures of other companies.

Core Business Revenues

Core Businesses consist of the Company’s Communications Cable business segment, its Magnet Wire and Distribution North America business segment, its Magnet Wire and Distribution Europe business segment, and its Magnet Wire Asia Pacific business segment.

EBITDA

Earnings before interest, taxes, depreciation and amortization, or “EBITDA”, is a performance metric which we use and which is used by other companies. “EBITDA” as used by the Company (defined as earnings before interest, taxes, depreciation, amortization, minority interest and other expense, net) may not be comparable to a similarly titled measure of another company.

Adjusted EBITDA and Adjusted EPS

The Company uses the terms “Adjusted EBITDA” and “Adjusted earnings per diluted share” (or “Adjusted EPS”).  Adjusted EBITDA is defined as EBITDA including other expense, net and excluding the impact of special items.  Adjusted EPS is defined as earnings per diluted share excluding the after-tax, after minority interest impact of special items.  These items may not be comparable to a similarly titled measure of another company.  Special items are detailed in the financial tables accompanying this release.

Net Debt

The Company uses the term “Net Debt,” which is a non-GAAP financial measure.  Net debt is defined as total debt outstanding less cash and cash equivalents.  Net debt as used by the Company may not be comparable to a similarly titled measure of another company.

Comparisons to GAAP

Management believes that EBITDA, Adjusted EBITDA, Adjusted EPS and Revenues at Constant Copper are useful adjuncts to net income (loss), earnings per share, revenues and other measurements under GAAP.  The Company believes these measures are useful in analyzing the underlying operating performance of the Company’s business without regard to financing methods, capital structure, cost basis of assets or other non-routine events which we do not expect to occur regularly in the future.  These measures are also used in our internal budgeting process, managing, comparing and reporting on operating performance internally and to evaluate performance for certain executive compensation programs.  The following non-GAAP financial measurements are reconciled to the most directly comparable GAAP financial measures – EBITDA to net income; Adjusted EBITDA to net income; Adjusted EPS (or Adjusted earnings per diluted share) to earnings per diluted share; and Revenues at Constant Copper to revenues.

EBITDA, Adjusted EBITDA and Adjusted EPS are supplements to GAAP financial information and should not be considered an alternative to, or more meaningful than, net income or operating income as determined in accordance with GAAP.  EBITDA and Adjusted EBITDA have distinct limitations as compared to GAAP information such as net income or operating income.  These measures do not reflect all costs and benefits associated with the operation of our business that impact net income or earnings per share calculated on a GAAP basis.  Management compensates for these limitations by reconciling the non-GAAP financial measurements to the most directly comparable GAAP measure and by presenting the GAAP results in conjunction with these other measures.

Revenues at Constant Copper has distinct limitations as compared to GAAP revenues.  With Revenues at Constant Copper, in a declining copper cost environment, it may not be apparent that net sales may be declining on an actual basis.  Management compensates for these limitations by reconciling the non-GAAP financial measurements to the most directly comparable GAAP measure and by presenting the GAAP results in conjunction with Revenues at Constant Copper.

Core Business revenues has distinct limitations as compared to GAAP revenues.  By limiting net sales to “Core Businesses,” the revenues of the omitted segment, copper rod, may not be apparent. Management compensates for these limitations by reconciling the non-GAAP financial measurements to the most directly comparable GAAP measure and by presenting the GAAP results in conjunction with Core Business revenues.

Superior Essex Inc.

Condensed Consolidated Income Statements

Three Months Ended March 31

($ in millions, except share and per share data)

Unaudited

	Three Months Ended	Three Months Ended
	March 31, 2008	March 31, 2007

Revenues	$757.2	$695.6
Cost of goods sold (includes $7.5 million in accelerated depreciation in 2008 related to assets to be retired)	691.2	634.4
Gross profit	66.0	61.2
Selling, general and administrative	43.6	35.6
Restructuring and other charges	2.1	0.9
Operating income	20.3	24.7
Interest expense	(8.3)	(7.6)
Interest income	0.6	0.7
Other expense, net	(1.2)	(0.7)
Income before income taxes and minority interest	11.4	17.1
Income tax expense	(3.7)	(6.9)
Minority interest in earnings of subsidiary	(0.3)	(1.0)
Net income	$7.4	$9.2

Earnings per common share
Basic	$0.38	$0.45
Diluted	$0.37	$0.45

Shares used for computation (000s)
Basic	19,757	20,152
Diluted	19,929	20,455

Superior Essex Inc.

Condensed Consolidated Balance Sheets

($ in millions)

Unaudited

	March 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$64.9	$102.7
Accounts receivable, net	467.5	403.1
Inventories, net	334.7	310.0
Other current assets	26.1	32.1
Total current assets	893.2	847.9
Property, plant and equipment (net of accumulated depreciation)	327.9	323.3
Intangible and other long-term assets, net	45.7	44.2
TOTAL ASSETS	$1,266.8	$1,215.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$67.9	$67.0
Accounts payable	278.7	245.0
Accrued expenses	105.6	100.0
Total current liabilities	452.2	412.0
Long-term debt	287.7	286.2
Other long-term liabilities	85.1	83.9
Total liabilities	825.0	782.1
Minority interest in subsidiary	3.1	2.7
Stockholders’ equity	438.7	430.6
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,266.8	$1,215.4

Superior Essex Inc.

Supplemental Financial Information

Three Months Ended March 31

($ in millions)

Unaudited

	Three Months Ended	Three Months Ended
	March 31, 2008	March 31, 2007
Revenues
Magnet Wire and Distribution North America	$295.8	$246.7
Magnet Wire and Distribution Europe	234.0	160.4
Magnet Wire Asia Pacific	16.7	0.1
Global Magnet Wire	$546.5	$407.2
Communications Cable	196.5	216.0
Core Business revenues	$743.0	$623.2
Copper Rod	14.2	72.4
	$757.2	$695.6

Revenues, copper price adjusted (1)
Magnet Wire and Distribution North America	$273.8	$260.6
Magnet Wire and Distribution Europe	229.1	160.4
Magnet Wire Asia Pacific	16.4	0.1
Global Magnet Wire	$519.3	$421.1
Communications Cable	187.6	211.9
Core Business Revenues	$706.9	$633.0
Copper Rod	12.4	80.4
Revenues, copper price adjusted	$719.3	$713.4
Constant cost of copper adjustment	37.9	(17.8)
Net sales (GAAP)	$757.2	$695.6

Reconciliation of Adjusted EBITDA to net income
Net income	$7.4	$9.2
Income tax expense	3.7	6.9
Interest expense	8.3	7.6
Interest income	(0.6)	(0.7)
Minority interest in earnings of subsidiary	0.3	1.0
Other expense, net	1.2	0.7
Operating income	$20.3	$24.7
Depreciation/amortization (includes $7.7 million in accelerated depreciation in 2008 related to assets to be retired)	16.7	7.5
EBITDA	$37.0	$32.2
Restructuring and other charges	2.1	0.9
Non-cash equity compensation	0.9	2.0
Special litigation costs	0.3	—
Special bad debt recoveries	—	(0.7)
Other expense, net	(1.2)	(0.7)
Adjusted EBITDA	$39.1	$33.7

Adjusted EBITDA by segment
Magnet Wire and Distribution North America	$14.0	$11.5
Magnet Wire and Distribution Europe	7.8	6.0
Magnet Wire Asia Pacific	1.0	(0.7)
Global Magnet Wire	$22.8	$16.8
Communications Cable	22.9	21.9
Copper Rod	0.2	0.2
Corporate	(6.4)	(4.9)
Other	(0.4)	(0.3)
Adjusted EBITDA	$39.1	$33.7

(1) Adjusted in both periods to a constant $3.00 COMEX copper cost per pound for our North American operations (or the equivalent SHME per kilogram value for our Chinese operations) and €4.900 per kilogram for our European operations

Superior Essex Inc.

Detail of Special Items Impacting Net Income

Three Months Ended March 31

($ in millions, except per share data)

Unaudited

	Three Months Ended	Three Months Ended
	March 31, 2008	March 31, 2007
Special bad debt recoveries - customer insolvencies	$—	$0.7
Facility restructuring costs	(9.6)	(0.4)
Special litigation costs	(0.3)	—
Other	(0.2)	(0.5)
Subtotal	$(10.1)	$(0.2)
Tax and minority interest impact of above items	3.8	—
Total impact increase/(decrease) on net income	$(6.3)	$(0.2)
Total impact to earnings per diluted share related to special items	$(0.32)	$(0.01)

Reconciliation of earnings per diluted share to adjusted earnings per diluted share
Earnings per diluted share	$0.37	$0.45
Impact of special items	0.32	0.01
Adjusted earnings per diluted share	$0.69	$0.46